October 30, 2017	Analyst Contact:	Meredith Bartlett
Megan Webb 918-947-7011
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Third-quarter 2017 Financial Results

Declares Fourth-quarter Dividend;
Affirms 2017 Financial Guidance

TULSA, Okla. - October 30, 2017 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its third quarter 2017; declared its quarterly dividend; and affirmed its 2017 financial guidance.

Highlights include:

•	Third-quarter 2017 net income was $18.8 million, or $0.36 per diluted share, compared with $12.7 million, or $0.24 per diluted share, in the third quarter 2016; and

•
The board of directors declared a quarterly dividend of 42 cents per share, or $1.68 per share on an annualized basis, payable on Dec. 1, 2017, to shareholders of record at the close of business on Nov. 13, 2017.

“Our solid third-quarter results were primarily supported by new rates from pipeline system integrity investments in Kansas and Texas and lower operating costs,” said Pierce H. Norton II, president and chief executive officer. “I would like to thank our employees for their continued focus and commitment to serving our customers safely and reliably while efficiently managing expenses.”

THIRD-QUARTER 2017 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $40.8 million in the third quarter 2017, compared with $30.9 million in the third quarter 2016.

Net margin increased by $8.4 million compared with third quarter 2016, which primarily reflects:

•	A $5.7 million increase from new rates in Texas and Kansas;

•	A $1.0 million increase attributed to net residential customer growth in Oklahoma and Texas; and

•	A $0.9 million increase from the impact of the modified weather-normalization mechanism in Kansas.

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

Third-quarter 2017 operating costs were $109.1 million, compared with $112.7 million in the third quarter 2016, which primarily reflects:

•	A $1.6 million decrease in costs associated with pipeline maintenance activities; and

•	A $1.3 million decrease in legal expenses.

Third-quarter 2017 depreciation and amortization expense was $38.4 million, compared with $36.3 million in the third quarter 2016, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $94.4 million for the third quarter 2017, compared with $86.5 million in the third quarter 2016, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 13 in the tables.

•	Residential natural gas sales volumes were 7.4 billion cubic feet (Bcf) in the third quarter 2017, relatively unchanged compared with the same period last year;

•	Total natural gas sales volumes were 11.5 Bcf in the third quarter 2017, up 2 percent compared with the same period last year;

•	Natural gas transportation volumes were 46.4 Bcf in the third quarter 2017, up 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 57.9 Bcf in the third quarter 2017, up 1 percent compared with the same period last year.

YEAR-TO-DATE 2017 FINANCIAL PERFORMANCE

Operating income for the nine-month 2017 period was $210.0 million, compared with $190.6 million for the same period last year.

Net margin increased by $30.7 million compared with the same period last year, which primarily reflects:

•	A $20.0 million increase from new rates in Texas and Kansas;

•	A $5.5 million increase from the impact of weather-normalization mechanisms, which offset warmer weather in 2017 compared with the same period in 2016;

•	A $2.7 million increase attributed to residential customer growth in Oklahoma and Texas; and

•	A $1.7 million increase due primarily to higher transportation volumes from customers in Oklahoma and Kansas.

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

Operating costs for the nine-month 2017 period were $349.4 million, compared with $344.9 million for the same period last year, which primarily reflects:

•
A $2.4 million increase from the deferral in the first quarter of 2016 of certain information technology services incurred with the separation from ONEOK in 2014, which was approved in Oklahoma as a regulatory asset;

•	A $1.7 million increase in information technology expenses;

•	A $1.5 million increase in employee-related expenses;

•	A $1.0 million increase in bad debt expense; and

•	A $0.8 million increase in costs associated with pipeline maintenance activities; offset partially by

•	A $3.1 million decrease in legal expenses.

Depreciation and amortization expense for the nine-month 2017 period was $113.3 million, compared with $106.5 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures for the nine-month 2017 period were $249.1 million, compared with $231.3 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the third quarter 2017 with $6.9 million of cash and cash equivalents, $174.0 million in short-term borrowings and $1.8 million in letters of credit, leaving $524.2 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Sept. 30, 2017, was 41 percent, and the ratio of long-term debt to capitalization was 38 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In March 2017, Oklahoma Natural Gas filed its first annual Performance-Based Rate Change (PBRC) following the general rate case that was approved in January 2016. The filing was based on a calendar test year of 2016. The PBRC filing demonstrated that Oklahoma Natural Gas was earning within the allowed range of 9.0 to 10.0 percent. Therefore, Oklahoma Natural Gas did not seek a modification in base rates. The filing also requested an energy-efficiency program true-up and a utility incentive adjustment of approximately $1.9 million.

A joint stipulation and settlement agreement was approved by the Oklahoma Corporation Commission in August 2017. As required, PBRC filings are made annually in March, until the

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

next general rate case, which is currently required to be filed on or before June 30, 2021, based on a calendar test year of 2020.

Kansas

In August 2017, Kansas Gas Service filed a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) for an increase of approximately $2.9 million. If approved, new rates are expected to be effective January 2018. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

In April 2017, Kansas Gas Service filed an application with the Kansas Corporation Commission (KCC) seeking approval of an Accounting Authority Order associated with the costs incurred at, and nearby, its 12 manufactured gas plant (MGP) sites. In October 2017, Kansas Gas Service, the KCC staff and the Citizens’ Utility Ratepayer Board filed a unanimous settlement agreement with the KCC.

If approved, the agreement will allow Kansas Gas Service to defer MGP costs for the investigation and remediation at the 12 former MGP sites incurred after January 1, 2017, up to a cap of $15.0 million, net of any related insurance recoveries. Costs approved in a future rate proceeding would then be amortized over a 15-year period. The unamortized amounts will not be included in rate base or accumulate carrying charges. At the time future investigation and remediation work, net of any related insurance recoveries, is expected to exceed $15.0 million, Kansas Gas Service will be required to file an application with the KCC for approval to increase the $15.0 million cap. The KCC is expected to issue an order no later than early January 2018. If the agreement is approved, a regulatory asset of approximately $5.9 million will be recorded for estimated costs that have been accrued at January 1, 2017.

Texas

Rio Grande Valley Service Area:

In June 2017, Texas Gas Service filed a rate case for customers in its Rio Grande Valley service area. Texas Gas Service and the cities in the Rio Grande Valley service area agreed to an increase of $3.6 million, and new rates became effective in October 2017.

In October 2017, Texas Gas Service filed a rate case requesting an increase in revenues of $0.5 million for the unincorporated areas of its Rio Grande Valley service area. If approved, new rates are expected to be effective in the fourth quarter 2017.

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

West Texas Service Area:

In March 2017, Texas Gas Service made filings under the Gas Reliability Infrastructure Program (GRIP) for all customers in the West Texas service area. The Texas Railroad Commission (RRC) and the cities approved an increase of $4.3 million, and new rates became effective in July 2017.

Central Texas Service Area:

In March 2017, Texas Gas Service made filings under the GRIP for customers of the consolidated Central Texas service area. The RRC and the cities approved an increase of $4.9 million, and new rates became effective in June 2017.

Other Service Areas:

In the normal course of business, Texas Gas Service has received approval for increases totaling $1.4 million in 2017 for rate relief under the GRIP and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in expenses.

2017 FINANCIAL GUIDANCE AFFIRMED

ONE Gas affirmed its 2017 financial guidance, which was updated July 31, 2017, with net income expected to be in the range of $155 million to $161 million, or approximately $2.94 to $3.04 per diluted share.

Capital expenditures are expected to be within a range of $350 million to $360 million in 2017. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, Oct. 31, 2017, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-401-4642, pass code 3533770, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 3533770.

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2017/Q3_17_OGS-Rdf254Xx_23Dt2.ashx

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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation efforts of our customers;

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws, rules and regulations to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including war;

•	cyber attacks or breaches of technology systems or information, affecting us, our customers or vendors;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the outcomes, timing and effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2017	2016	2017	2016
	(Thousands of dollars, except per share amounts)
Revenues	$247,142	$232,191	$1,077,239	$986,479
Cost of natural gas	58,769	52,253	404,495	344,439
Net margin	188,373	179,938	672,744	642,040
Operating expenses
Operations and maintenance	95,371	99,402	305,969	302,652
Depreciation and amortization	38,423	36,241	113,293	106,490
General taxes	13,799	13,403	43,518	42,311
Total operating expenses	147,593	149,046	462,780	451,453
Operating income	40,780	30,892	209,964	190,587
Other income	1,042	911	3,163	1,345
Other expense	(444)	(357)	(1,246)	(1,126)
Interest expense, net	(11,495)	(10,809)	(34,281)	(32,504)
Income before income taxes	29,883	20,637	177,600	158,302
Income taxes	(11,086)	(7,900)	(61,724)	(60,521)
Net income	$18,797	$12,737	$115,876	$97,781

Earnings per share
Basic	$0.36	$0.24	$2.21	$1.86
Diluted	$0.36	$0.24	$2.19	$1.85

Average shares (thousands)
Basic	52,488	52,453	52,539	52,452
Diluted	52,926	52,942	52,984	52,962
Dividends declared per share of stock	$0.42	$0.35	$1.26	$1.05

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

ONE Gas, Inc.
BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2017	2016
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,643,136	$5,404,168
Accumulated depreciation and amortization	1,730,857	1,672,548
Net property, plant and equipment	3,912,279	3,731,620
Current assets
Cash and cash equivalents	6,872	14,663
Accounts receivable, net	127,689	290,944
Materials and supplies	38,789	34,084
Natural gas in storage	157,641	125,432
Regulatory assets	99,548	83,146
Other current assets	15,014	20,654
Total current assets	445,553	568,923
Goodwill and other assets
Regulatory assets	411,653	440,522
Goodwill	157,953	157,953
Other assets	43,625	43,773
Total goodwill and other assets	613,231	642,248
Total assets	$4,971,063	$4,942,791

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2017	2016
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,273,444 shares at September 30, 2017; issued 52,598,005 and outstanding 52,283,260 shares at December 31, 2016	$526	$526
Paid-in capital	1,735,638	1,749,574
Retained earnings	221,185	161,021
Accumulated other comprehensive income (loss)	(4,329)	(4,715)
Treasury stock, at cost: 324,561 shares at September 30, 2017 and 314,745 shares at December 31, 2016	(21,028)	(18,126)
Total equity	1,931,992	1,888,280
Long-term debt, excluding current maturities, and net of issuance costs of $8,239 and $8,851, respectively	1,193,052	1,192,446
Total equity and long-term debt	3,125,044	3,080,726
Current liabilities
Notes payable	174,000	145,000
Accounts payable	68,184	131,988
Accrued interest	7,742	18,854
Accrued taxes other than income	44,658	42,571
Accrued liabilities	18,535	22,931
Customer deposits	59,643	61,209
Other current liabilities	19,466	21,380
Total current liabilities	392,228	443,933
Deferred credits and other liabilities
Deferred income taxes	1,089,061	1,038,568
Employee benefit obligations	282,904	303,507
Other deferred credits	81,826	76,057
Total deferred credits and other liabilities	1,453,791	1,418,132
Commitments and contingencies
Total liabilities and equity	$4,971,063	$4,942,791

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2017	2016
	(Thousands of dollars)
Operating activities
Net income	$115,876	$97,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,293	106,490
Deferred income taxes	61,329	59,771
Share-based compensation expense	6,930	9,341
Provision for doubtful accounts	4,508	3,521
Changes in assets and liabilities:
Accounts receivable	158,747	107,762
Materials and supplies	(4,705)	3,227
Natural gas in storage	(32,209)	(2,077)
Asset removal costs	(37,928)	(40,715)
Accounts payable	(65,983)	(32,923)
Accrued interest	(11,112)	(11,182)
Accrued taxes other than income	2,087	2,670
Accrued liabilities	(4,396)	(13,658)
Customer deposits	(1,566)	100
Regulatory assets and liabilities	11,448	(18,726)
Other assets and liabilities	(13,915)	19,053
Cash provided by operating activities	302,404	290,435
Investing activities
Capital expenditures	(249,057)	(231,336)
Other	617	492
Cash used in investing activities	(248,440)	(230,844)
Financing activities
Borrowings (repayments) of notes payable, net	29,000	28,500
Repurchase of common stock	(17,512)	(24,066)
Issuance of common stock	2,208	1,983
Dividends paid	(65,996)	(54,923)
Tax withholdings related to net share settlements of stock compensation	(9,455)	(9,005)
Cash used in financing activities	(61,755)	(57,511)
Change in cash and cash equivalents	(7,791)	2,080
Cash and cash equivalents at beginning of period	14,663	2,433
Cash and cash equivalents at end of period	$6,872	$4,513

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ONE Gas Announces Third-quarter 2017 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2017 Financial Guidance

October 30, 2017

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2017	2016	2017	2016
	(Millions of dollars, except as noted)
Financial
Net margin	$188.3	$179.9	$672.7	$642.0
Operating costs	$109.1	$112.7	$349.4	$344.9
Depreciation and amortization	$38.4	$36.3	$113.3	$106.5
Operating income	$40.8	$30.9	$210.0	$190.6
Capital expenditures	$94.4	$86.5	$249.1	$231.3

Net margin on natural gas sales	$159.9	$152.1	$577.4	$548.5
Transportation revenues	$21.5	$21.2	$73.1	$72.2
Net margin, excluding other revenues	$181.4	$173.3	$650.5	$620.7

Volumes (Bcf)
Natural gas sales
Residential	7.4	7.4	69.6	69.7
Commercial and industrial	3.8	3.6	23.0	22.4
Wholesale and public authority	0.2	0.3	1.2	1.5
Total volumes sold	11.5	11.3	93.8	93.6
Transportation	46.4	46.0	156.6	154.9
Total volumes delivered	57.9	57.3	250.4	248.5

Average number of customers (in thousands)
Residential	1,983	1,970	1,994	1,982
Commercial and industrial	156	155	158	158
Wholesale and public authority	3	3	3	3
Transportation	12	13	13	12
Total customers	2,154	2,141	2,168	2,155

Heating Degree Days
Actual degree days	17	24	4,580	5,088
Normal degree days	61	55	6,011	5,967
Percent colder (warmer) than normal weather	(72)%	(56)%	(24)%	(15)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	865	859	872	866
Actual degree days	3	3	1,577	1,730
Normal degree days	2	2	1,968	1,968
Percent colder (warmer) than normal weather	*	*	(20)%	(12)%

Kansas
Average number of customers (in thousands)	633	632	639	638
Actual degree days	13	19	2,344	2,459
Normal degree days	58	52	2,980	2,965
Percent colder (warmer) than normal weather	*	*	(21)%	(17)%

Texas
Average number of customers (in thousands)	656	650	657	651
Actual degree days	1	2	659	899
Normal degree days	1	1	1,063	1,034
Percent colder (warmer) than normal weather	*	*	(38)%	(13)%

*Not meaningful